EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements ((i) Forms S-3 No. 33-57119, No. 333-64381, No. 333-115083, No. 333-157286, No. 333-165811, No. 333-239014, No. 333-239016 and No. 333-239021 and (ii) Forms S-8 No. 333-157283, No. 333-165807,  No. 333-175405, No. 333-189326, No. 333-211960 and 333-230571)  of our reports dated January 12, 2021, with respect to the consolidated financial statements and schedule of Urstadt Biddle Properties Inc., and the effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2020.

/s/ PKF O'Connor Davies, LLP

New York, New York
January 12, 2021